STATE OF IDAHO
Office of the secretary of state, Lawerence Denney

STATEMENT OF DOMESTICATION OUT (DOMESTIC ENTITIES)

Idaho Secretary of State
PO Box 83720
Boise, ID 83720-0080
(208) 334-2301
Filing Fee: $30.00

Statement of Domestication

Select one: Standard, Expedited or Same Day Service (see descriptions below)	Expedited (+$40; filing fee $70)

1. The name of the entity is:

ENVIRO TECHNOLOGIES, INC.

The file number of this entity on the records of the Idaho Secretary of State is:	0000120193

2. The original date of filing in Idaho is:

Filing Date	10/19/1964

3. Domestication

☒ This business entity, having completed the winding up of its activities and affairs in Idaho, hereby withdraws itself as an Idaho business entity.

4. Other matters (optional)

Other matters:

5. Effective date

The domestication out shall be effective	when filed with the Secretary of State.

Must be signed by an authorized representative of the entity.

John A. DiBella
Sign Here

10/01/2020
Date